Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-234448) pertaining to the 2019 Equity Incentive Plan and the 2019 Employee Stock Purchase Plan of RAPT Therapeutics, Inc.,
(2)	Registration Statement (Form S-8 No. 333-237487) pertaining to the 2019 Equity Incentive Plan of RAPT Therapeutics, Inc., and
(3)	Registration Statement (Form S-3 No. 333-249848) of RAPT Therapeutics, Inc.;

of our report dated March 11, 2021, with respect to the consolidated financial statements of RAPT Therapeutics, Inc. included in this Annual Report (Form 10-K) of RAPT Therapeutics, Inc. for the year ended December 31, 2020.

                                                                                                                                                /s/ Ernst & Young LLP

Redwood City, California

March 11, 2021